UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    November 18, 2013

Commission File No. 000-16929

Soligenix, Inc.
(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On November 18, 2013, Soligenix, Inc. (the “Company”) entered into a purchase agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase from the Company up to $10.6 million of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company, from time to time and subject to certain limitations.  Also on November 18, 2013, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park, pursuant to which the Company agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement (the “Registration Statement”) to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Pursuant to the Purchase Agreement, Lincoln Park initially purchased 285,714 shares of Common Stock for $600,000.  The purchase price was equal to the closing price of the Common Stock on the day prior to the execution of the Purchase Agreement.  After the SEC has declared the Registration Statement effective, the Company has the right, over a 36-month period, to sell up to an additional $10 million of shares of Common Stock to Lincoln Park in amounts up to $750,000 per sale, provided certain conditions in the Purchase Agreement are met.  In addition, the Company may direct Lincoln Park to purchase additional shares in accordance with the terms of the Purchase Agreement.

The Company will control the timing and amount of future sales, if any, of Common Stock to Lincoln Park under the Purchase Agreement; provided that in no event will such shares be sold to Lincoln Park when the closing sale price of the Common Stock is less than the floor price set forth in the Purchase Agreement.  The purchase price of the shares related to the $10 million of future funding will be based on the prevailing market prices of the Common Stock, calculated using the formula set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions, and indemnification and termination provisions. Lincoln Park has covenanted not to cause or engage in any manner whatsoever any direct or indirect short selling or hedging of the Common Stock.

In consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 97,656 shares of Common Stock as a commitment fee and will issue up to 122,070 additional shares pro rata, when and if, Lincoln Park purchases at the Company’s request the remaining $10 million commitment.  The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.  The proceeds received by the Company pursuant to the Purchase Agreement are expected to be used to further develop the Company’s product candidates and for general corporate purposes.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Rights Agreement, a copy of each of which is attached hereto as Exhibits 10.1 and 10.2, respectively, and each of which is incorporated herein in its entirety by reference.

The Purchase Agreement and the Registration Rights Agreement are provided to give investors information regarding the agreements’ respective terms. They are not provided to give investors factual information about the Company or any other parties thereto.  In addition, the representations, warranties and covenants contained in the Purchase Agreement and the Registration Rights Agreement were made only for purposes of those agreements and as of specific dates, were solely for the benefit of the parties to those agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of such agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under these agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 3.02   Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 3.02.  The securities issued pursuant to the Purchase Agreement were exempt from registration pursuant to the provisions of Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  Lincoln Park represented to the Company that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; is knowledgeable, sophisticated and experienced in making investment decisions of this kind; and received adequate information about the Company or had adequate access to information about the Company.

Item 9.01   Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description
10.1	Purchase Agreement dated as of November 19, 2013 between the Company and Lincoln Park Capital Fund, LLC.
10.2	Registration Rights Agreement dated as of November 19, 2013 between the Company and Lincoln Park Capital Fund, LLC.
99.1	Press Release dated November 21, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.
November 21, 2013	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D. President and Chief Executive Officer (Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Purchase Agreement dated as of November 18, 2013 between the Company and Lincoln Park Capital Fund, LLC.
10.2	Registration Rights Agreement dated as of November 18, 2013 between the Company and Lincoln Park Capital Fund, LLC.
99.1	Press Release dated November 21, 2013.